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                                                                  Exhibit (a)(2)
                           [NMT Medical, Inc. logo]

                               March 27, 2001

Dear Employees:

     Attached you will find the details of a stock option exchange program.
As you know, we as a company are philosophically committed to the concept of employees as owners, and in light of the recent stock market volatility, we felt it appropriate to offer this exchange program. We believe that this program will help us advance our philosophy.

     Please take the time to carefully read the documents and instructions enclosed with this letter. You need to return the Election Form to us no later than 5 p.m., Boston, Massachusetts Time, April 23, 2001.

     If you have any questions about the offer, please contact Philip A. Hoffstein, of NMT, at (617) 737-0930.

Sincerely,

/s/ John E. Ahern

John E. Ahern
President and Chief Executive officer

Enclosures
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                      SUMMARY OF TERMS OF OPTION EXCHANGE


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  RESPONSE NEEDED BY 5 P.M., BOSTON, MASSACHUSETTS TIME, ON APRIL 23, 2001.
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 You must check your election and sign and date the Election Form and return it to Philip A. Hoffstein before 5 p.m., Boston, Massachusetts Time, on April 23, 2001. If you have any questions, please contact
                    Philip A. Hoffstein at (617) 737-0930.


    The following summarizes some of the terms and conditions of the offer to exchange options. Please read the Offer to Exchange as well because the information in this summary is not complete.

Q:  WHO CAN PARTICIPATE IN THE EXCHANGE?

A: Any current employee who is continuously employed by NMT Medical from March 27, 2001 through the expiration of this offer can exchange all of their stock option grants with exercise prices of $4.00 per share or greater, on an all-or-nothing basis, for a new grant.

Q:  HOW MANY NEW OPTIONS WILL I RECEIVE?

A: Each new option will be exercisable for a percentage of the number of shares of common stock subject to the eligible option. The percentage is determined by the exercise price per share of your eligible option as follows:


      PRICE PER SHARE                                 % OF ELIGIBLE OPTION
     OF ELIGIBLE OPTION                               SHARES TO BE GRANTED
     ------------------                               --------------------
     $4.00 or greater but less than or equal to $5.00          65%
     $5.01 or greater but less than or equal to $7.50          40%
     $7.51 or greater                                          20%


    The minimum option grant will be for 250 shares of common stock regardless of the eligible option exchanged. For example, if you have an eligible option to purchase 1,000 shares of common stock at an exercise price per share of $4.00, then you will receive a new option to purchase 650 shares of common stock. If you have an eligible option to purchase 100 shares of common stock at an exercise price of $6.00 per share, then you will receive a new option to purchase 250 shares of common stock. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form. Take a look at this now and contact Philip A. Hoffstein if you have any questions.

Q:  WHAT IS THE EXERCISE PRICE OF THE NEW OPTIONS?

A: Each new option will have an exercise price per share equal to the closing price for the common stock as quoted on The Nasdaq National Market on March 27, 2001, the option grant date. The exact exercise price per share of each new option is set forth in the enclosed Election Form. Take a look at this now and contact Philip A. Hoffstein if you have any questions.

Q:  WHAT IS THE VESTING PERIOD OF THE NEW OPTIONS?

A: Each new option will vest in equal annual installments over a four-year period beginning on the first anniversary of the option grant date, March 27, 2001. Accordingly, the first vest date will be March 27, 2002, when 1/4 (25%) of the number of shares subject to each new option will be vested and exercisable. On March 27, 2005, the new options will be fully vested and exercisable. In addition, each new option will

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    become immediately exercisable in full upon an acquisition event of NMT as described more fully in Section 1 of the Offer to Exchange.

Q:  WHAT IS THE TERMINATION DATE OF THE NEW OPTIONS?

A:  Each new option will have a ten-year term that expires on March 26, 2011.

Q:  WHAT DOES THE COMPANY RECOMMEND THAT I DO?

A: The Board of Directors has approved this offer and recommends that employees accept it. The new options will have a lower exercise price and accelerated vesting upon an acquisition event of NMT. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and that you should consult with your personal advisors if you have questions about your financial or tax situation.

Q:  WHAT HAPPENS TO YOUR ELIGIBLE OPTIONS IF YOU ACCEPT THE OFFER?

A: If you accept the offer, all of your eligible options will be cancelled and you will have no further right or interest in those options, whether vested or unvested.

Q:  WHAT IS THE U.S. TAX TREATMENT OF THE NEW OPTIONS?

A: Each new option is intended to qualify as an incentive stock option under the Internal Revenue Code of 1986, as amended, and will be eligible for the special tax treatment that applies to incentive stock options.

Q:  WHAT HAPPENS IF I DON'T ACCEPT THE OFFER?

A: If you do not accept the offer to exchange options, you will keep your current options and will not receive any new options.

Q:  CAN I CHANGE MY MIND?

A: Yes. After you turn in the Election Form, you can change your election any time by delivering a signed change in election form to Philip A. Hoffstein before 5 p.m., Boston, Massachusetts Time, on April 23, 2001 (unless NMT extends the deadline). Philip A. Hoffstein can provide you with a notice for a change in election. You may contact him at (617) 737-0930.

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